Contact:
Bruce J. Haber
(914) 235-5550, x. 12
bhaber@primedical.net

FOR IMMEDIATE RELEASE

Emergent Group Inc. Common Stock Begins Trading
on NYSE Alternext US Exchange under Symbol ‘LZR’

SUN VALLEY, CA, November 10, 2008 – The common stock of Emergent Group Inc., a leading provider of mobile medical lasers and surgical equipment, began trading this morning on the NYSE Alternext US, formerly the American Stock Exchange, under the symbol “LZR.”

“We’re pleased that our stock is now trading on NYSE Alternext US,” said Emergent Group Chairman and CEO Bruce J. Haber.  “Our new ticker symbol recognizes the Company’s growing industry presence in providing medical lasers and other surgical equipment and technician services to hospitals and physician groups through our PRI Medical Technologies subsidiary.  Our listing is symbolic of Emergent Group’s growth potential and our desire to share our future success with an increasing number of investors in this important healthcare sector.”

Approval of Emergent Group’s new listing on the NYSE Alternext US is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading, and may be rescinded if the Company is not in compliance with such standards.

Emergent Group’s common shares were previously listed on the OTC Bulletin Board as follows: (OTC BB: EMGP.OB).

About Emergent Group Inc.
Emergent Group Inc. (NYSE Alternext US: LZR), through its wholly owned subsidiary, PRI Medical Technologies, Inc. (“PRI Medical”), provides mobile medical laser and surgical equipment in 16 states on a per-procedure basis to hospitals, outpatient surgery centers and physicians’ offices.  Surgical equipment is provided to customers along with technical support personnel to ensure that such equipment is operating correctly.  PRI Medical currently offers its services in five states in the western United States and 11 states along the eastern seaboard.  For product and other information, visit PRI Medical’s website, http://www.primedical.net.

Forward-Looking Statements
Statements in this news release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934.  Such statements may involve various risks and uncertainties, some of which may be discussed in the Company’s most recent report on Form 10KSB and subsequently filed SEC reports.  There is no assurance any forward-looking statements will prove accurate, as actual results and future events could differ materially from those presently anticipated.

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